Cluett American Corp.

                         Consent of Independent Auditors

We consent to the use of our report dated March 19, 1999, with respect to the consolidated financial statements and financial statement schedule of Cluett American Corp. for the two years ended December 31, 1998, included in this Annual Report (Form 10-K).

                              /s/ Ernst & Young LLP

Atlanta, GA
March 29, 2000

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